Jacksonville Bancorp Announces Second Quarter Results

JACKSONVILLE, Fla., Aug. 13 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB), holding company for The Jacksonville Bank, reported the Company had a second quarter net loss of $992,000 compared to a net loss of $396,000 during the second quarter in 2009.  On a per share basis, the net loss was $0.57 compared to a net loss of $0.23 for the same period in 2009.  The loss for the quarter was driven primarily by additional provisions for loan losses, merger-related expenses, write-down of OREO values, and other related expenses on foreclosed property.

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Total assets increased $13.4 million from $438.8 million at December 31, 2009 to $452.2 million at June 30, 2010.  The increase was driven primarily by growth in cash and federal funds sold of $17.5 million as a result of the success recognized from the deposit gathering campaign that began last fall offset somewhat by a net loan decrease of $10.2 million, or 2.7%.  The decrease in net loans was driven primarily by a reduction in residential real estate loans of $3.1 million, or 3.2%, construction real estate loans of $1.7 million, or 5.3%, commercial real estate loans of $4.6 million, or 2.0%, and consumer loans of $781,000 or 20.0%, offset by an increase in commercial loans of $1.3 million, or 5.5%, and an increase in allowance for loan losses of $1.4 million, or 20.3%.

The Company's nonperforming assets at June 30, 2010 were $12.5 million compared to $12.8 million at December 31, 2009 and $11.1 million at March 31, 2010.  Total delinquencies (loans past due 30 or more days) increased slightly to $10.1 million, or 2.6% of total loans, at June 30, 2010 compared to $9.8 million, or 2.5% of total loans, at March 31, 2010.

Jacksonville Bancorp, Inc. President Gilbert J. Pomar, III stated, "As property values continue to deteriorate and this challenging economic environment lingers, our focus continues to be the careful monitoring and swift reaction to potential problems in our loan portfolio.  At the same time, we also see this as a time to be opportunistic and position ourselves for the future."  The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.51%, 8.63% and 7.31%, respectively, at June 30, 2010.

Nonperforming assets decreased to $12.5 million, or 2.8% of total assets, compared to $15.2 million, or 3.5% of total assets, in the prior year.

	June 30,
	2010	2009
	(Dollars in thousands)

Nonaccruing loans	$ 6,435	$ 14,560
Loans past due over 90 days still on accrual	--	--
Total nonperforming loans	6,435	14,560
Foreclosed assets, net	6,089	653
Total nonperforming assets	12,524	15,213

Allowance for loan losses	$ 8,248	$ 5,663

Nonperforming loans and foreclosed assets as a percent of total assets	2.77%	3.48%

Nonperforming loans as a percent of gross loans	1.68%	3.73%

Loans past due 30-89 days, still accruing	$ 8,539	$ 986

The allowance for loan losses was 2.16% of total loans at June 30, 2010 compared to 1.45% for the comparable period in 2009 and 1.75% at December 31, 2009.  Provision for loan loss expense was $1.9 million and $4.3 million for the three- and six-month periods of 2010, respectively, compared to $1.3 million and $2.2 million for the same periods in 2009.  The continued elevated level of provision for loan losses in 2010 was driven primarily by the charge-off of several loans graded as substandard and an increase in level of reserve determined during management's review of the loan portfolio.  The Company has recorded net charge-offs of $1.3 million and $2.9 million for the three- and six-month periods in 2010 compared to $587,000 and $1.3 million for the comparable periods in 2009 and $2.2 million in net charge-offs for all of 2009.

On May 10, 2010, the Company entered into a definitive agreement to acquire Atlantic BancGroup, Inc. and simultaneously agreed to issue $30 million in new capital to four private investors.  The transactions are expected to close early in the fourth quarter, subject to regulatory approvals, and the two operations are expected to be fully integrated before year end.  "The substantial fresh capital along with the enhanced footprint provided with the merger provides us with the ability to continue to implement our strategy to reduce our problem assets and improve our earnings performance," Mr. Pomar went on to say.

For the first six months of 2010, Jacksonville Bancorp reported a net loss of $2.0 million compared to a $505,000 net loss in the first six months of 2009.  On a per share basis, the net loss was $1.13 for the six-month period compared to a net loss of $0.29 per share in 2009.

The Company's net interest margin increased from 2.97% to 3.27% when comparing the three months ending June 30, 2010 to the same period last year and from 2.92% to 3.33% for the comparable six-month periods.  The increase is mainly the result of the Company taking advantage of the lowest funding sources and focusing on core deposit gathering initiatives.

Noninterest income was $286,000 and $534,000 for the three- and six-month periods in 2010, respectively, compared to $224,000 and $370,000 for the comparable periods in 2009.  The increase in the quarterly income was primarily the result of income earned on the underlying assets within the Bank's BOLI policy.  In 2009, a $132,000 write-off in the stock of Silverton Bank, N.A. was recognized due to its May 2009 failure and was offset by a loan referral fee in the amount of $52,000.

Noninterest expense increased to $3.4 million and $6.5 million for the three- and six-month periods in 2010, respectively, from $2.7 million and $5.0 million for the same periods in 2009.  The increase of $776,000 for the linked quarter is attributable to recording $353,000 for merger-related expenses, and $342,000 for OREO write down and other OREO expenses.  In 2009, a $216,000 regulatory "special assessment" was charged to all institutions as part of the FDIC's restoration plan to rebuild the Deposit Insurance Fund.

Total deposits increased $21.1 million, or 5.7%, from $370.6 million at December 31, 2009 to $391.7 million at June 30, 2010, primarily driven by a $22.5 million increase in money market, NOW and savings deposits.  Federal Home Loan Bank advances decreased by $5.0 million to $20.0 million due to the maturity of a fixed rate advance.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to:   economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company's actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Earnings Summary

Total interest income	$ 5,749	$ 5,795	$ 5,817	$ 6,081	$ 5,625
Total interest expense	2,222	2,220	2,151	2,266	2,556

Net interest income	3,527	3,575	3,666	3,815	3,069
Provision for loan losses	1,920	2,375	1,046	1,070	1,307

Net interest income after provision for loan losses	1,607	1,200	2,620	2,745	1,762
Noninterest income	286	248	230	241	224
Noninterest expense	3,443	3,086	2,502	2,528	2,667

Income before income tax	(1,550)	(1,638)	348	458	(681)
Income tax provision	(558)	(650)	92	133	(285)

Net income	$ (992)	$ (988)	$ 256	$ 325	$ (396)

Summary Average Balance Sheet

Loans, gross	$ 387,961	$ 391,073	$ 392,219	$ 395,133	$ 387,232
Securities	27,327	25,340	26,033	26,083	26,321
Other earning assets	17,384	10,037	941	525	687

Total earning assets	432,672	426,450	419,193	421,741	414,240
Other assets	20,656	21,416	19,669	16,127	16,039

Total assets	$ 453,328	$ 447,866	$ 438,862	$ 437,868	$ 430,279

Interest bearing liabilities	$ 384,776	$ 377,395	$ 364,871	$ 368,071	$ 362,346
Other liabilities	42,380	43,105	46,919	42,968	40,894
Shareholders' equity	26,172	27,366	27,072	26,829	27,039

Total liabilities and shareholders' equity	$ 453,328	$ 447,866	$ 438,862	$ 437,868	$ 430,279

Per Share Data

Basic earnings per share	$ (0.57)	$ (0.56)	$ 0.15	$ 0.19	$ (0.23)
Diluted earnings per share	$ (0.57)	$ (0.56)	$ 0.15	$ 0.19	$ (0.23)
Basic weighted average shares outstanding	1,749,443	1,748,832	1,749,280	1,748,586	1,748,214
Diluted weighted average shares outstanding	1,749,443	1,748,832	1,750,112	1,749,074	1,748,214
Book value per basic share at end of period	$ 14.30	$ 14.98	$ 15.59	$ 15.42	$ 15.13
Total shares outstanding at end of period	1,750,437	1,749,526	1,749,243	1,748,854	1,747,599
Closing market price per share	$ 10.90	$ 10.00	$ 9.49	$ 10.75	$ 10.50

Selected Ratios

Return on average assets	-0.88%	-0.89%	0.23%	0.29%	-0.37%
Return on average equity .	-15.20%	-14.64%	3.75%	4.81%	-5.87%
Average equity to average assets	5.77%	6.11%	6.17%	6.13%	6.28%
Tangible common equity to tangible assets	5.54%	5.79%	6.21%	6.13%	6.04%
Interest rate spread	3.00%	3.12%	3.17%	3.28%	2.62%
Net interest margin	3.27%	3.40%	3.47%	3.59%	2.97%
Allowance for loan losses as a percentage of total loans	2.16%	1.95%	1.75%	1.63%	1.45%
Allowance for loan losses as a percentage of NPL's	128.17%	102.90%	78.38%	108.49%	38.89%
Ratio of net charge-offs as a percentage of average loans	1.33%	1.67%	0.66%	0.28%	0.61%
Efficiency Ratio	90.30%	80.72%	64.22%	62.33%	80.99%

	June 30,	March 31,	December 31,	September 30,	June 30,
Summary Balance Sheet	2010	2010	2009	2009	2009

Cash and cash equivalents	$ 23,131	$ 19,217	$ 5,647	$ 5,496	$ 9,345
Securities	28,648	26,513	25,371	26,955	25,571
Loans, net	373,885	382,983	384,133	389,082	384,817
All other assets	26,564	23,662	23,660	18,410	17,725

Total assets	$ 452,228	$ 452,375	$ 438,811	$ 439,943	$ 437,458

Deposit accounts	$ 391,698	$ 385,944	$ 370,635	$ 321,603	$ 321,864
All other liabilities	35,499	40,220	40,908	91,380	89,161
Shareholders' equity	25,031	26,211	27,268	26,960	26,433

Total liabilities and shareholders' equity	$ 452,228	$ 452,375	$ 438,811	$ 439,943	$ 437,458

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Six Months Ended
	June 30,	June 30,
	2010	2009

Earnings Summary

Total interest income	$ 11,544	$ 11,306
Total interest expense	4,442	5,312

Net interest income	7,102	5,994
Provision for loan losses	4,295	2,245

Net interest income after provision for loan losses	2,807	3,749
Noninterest income	534	370
Noninterest expense	6,529	4,953

Income before income tax	(3,188)	(834)
Income tax provision	(1,208)	(329)

Net income	$ (1,980)	$ (505)

Summary Average Balance Sheet

Loans, gross	$ 389,508	$ 384,666
Securities	26,339	28,321
Other earning assets	13,731	691

Total earning assets	429,578	413,678
Other assets	21,034	16,430

Total assets	$ 450,612	$ 430,108

Interest bearing liabilities	$ 381,105	$ 361,102
Other liabilities	42,741	41,935
Shareholders' equity	26,766	27,071

Total liabilities and shareholders' equity	$ 450,612	$ 430,108

Per Share Data

Basic earnings per share	$ (1.13)	$ (0.29)
Diluted earnings per share	$ (1.13)	$ (0.29)
Basic weighted average shares outstanding	1,749,140	1,748,429
Diluted weighted average shares outstanding	1,749,140	1,748,429
Book value per basic share at end of period	$ 14.30	$ 15.11
Total shares outstanding at end of period	1,750,437	1,748,799
Closing market price per share	$ 10.90	$ 10.50

Selected Ratios

Return on average assets	-0.89%	-0.24%
Return on average equity	-14.92%	-3.74%
Average equity to average assets	5.94%	6.29%
Tangible common equity to tangible assets	5.54%	6.04%
Interest rate spread	3.07%	2.54%
Net interest margin	3.33%	2.92%
Allowance for loan losses as a percentage of total loans	2.16%	1.45%
Allowance for loan losses as a percentage of NPL's	128.17%	38.89%
Ratio of net charge offs as a percentage of average loans	1.50%	0.67%
Efficiency Ratio	85.50%	77.83%

	June 30,	June 30,
Summary Balance Sheet	2010	2009

Cash and cash equivalents	$ 23,131	$ 9,345
Securities	28,648	25,571
Loans, net	373,885	384,817
All other assets	26,564	17,725

Total assets	$ 452,228	$ 437,458

Deposit accounts	$ 391,698	$ 321,864
All other liabilities	35,499	89,161
Shareholders' equity	25,031	26,433

Total liabilities and shareholders' equity	$ 452,228	$ 437,458

CONTACT:  Valerie Kendall, +1-904-421-3051